EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock, par value $0.01 per share, of Altisource Asset Management Corporation, dated as of February 17, 2023 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 17, 2023

Theodore Walker Cheng-De King

/s/ Theodore Walker Cheng-De King

Sutro Park Ltd.

/s/ Theodore Walker Cheng-De King
Name: Theodore Walker Cheng-De King
Title: Director